Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 16, 2012 (except for note 21(a), as to which the date is February 27, 2012) in the Registration Statement on Form F-1 (File No. 333-179556) and related Prospectus of Caesarstone Sdot-Yam Ltd.

/s/ Kost Forer Gabbay & Kasierer
By: Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global

Haifa, Israel

March 6, 2012